SECOND AMENDMENT TO

EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT

SECOND AMENDMENT TO EMPLOYMENT AND SEVERANCE BENEFITS AGREEMENT (the "Agreement"), dated as of April 22, 2003, between FIELD GROUP PUBLIC LIMITED COMPANY (registered in England No. 2586987) (the "Company"), CHESAPEAKE CORPORATION, a Virginia corporation ("Chesapeake"), and KEITH GILCHRIST (the "Director").

WHEREAS, the Company and the Director entered into an employment agreement (the "Agreement") dated March 30, 1999; which Agreement was amended by a First Amendment to Employment Agreement on September 13, 1999, and

WHEREAS, the Company, Chesapeake and the Director desire to further amend the Agreement;

NOW, THEREFORE, the Agreement is hereby amended in the following respects:

FIRST: The first sentence of clause 2(A) of the Agreement is amended to read as follows:

The Director shall serve the Company as Chief Executive - Field Group and Chesapeake as Executive Vice President and Chief Operating Officer, or in such other capacity of a like status as Chesapeake may require.

SECOND: Section 4(A) of the Agreement is amended to read as follows:

The Director shall be paid monthly in arrears for his services during his employment a salary at a rate of 263,550 pounds sterling per annum or at such higher rate or rates as the Board may from time to time determine and notify to the Director in writing.

THIRD: Clause 23(A) is amended to read as follows:

The Director shall be entitled to receive the severance and welfare benefits described in this clause 23 if, during the term of appointment described in clause 2, (x) there is a Change in Control and, within 36 months of the Control Change Date, the Director's employment with the Company, Chesapeake, a Chesapeake Company, an Associated Company or their successors thereafter is either terminated by the Director's employer for a reason other than conviction by a court of competent jurisdiction for, or pleading no contest to, a felony, or terminated by the Director with Good Reason or (y) there is a sale or other divestiture of the Company or substantially all of its assets by Chesapeake and, within 36 months of the date of sale or divestiture, the Director's employment with the Company, Chesapeake, a Chesapeake Company, any Associated Company and their successors thereafter is either terminated by the Director's employer for a reason other than conviction by a court of competent jurisdiction for, or pleading no contest to, a felony, or terminated by the Director with Good Reason.

FOURTH: Clause 23 is amended to add the following paragraph:

(D) The term "Control Change Date" has the same meaning, as of any applicable date, as set forth in the Chesapeake Corporation Benefits Plan Trust (as in effect on such date).

FIFTH: The following Clause 24 is added:

The Company or its successor will promptly reimburse the Director for reasonable legal fees and costs that the Director may incur in connection with the enforcement of this Agreement.

Except as provided above, the terms of the Agreement, dated March 30, 1999, and the terms of the First Amendment to Employment Agreement, dated September 13, 1999, shall remain in effect.

IN WITNESS WHEREOF, the Company and Chesapeake have caused this Second Amendment to Employment Agreement to be duly executed on their behalf and the Director has duly executed this Second Amendment to Employment Agreement, all as of the date first written above.

SIGNED by Thomas H. Johnson ) /s/ Thomas H. Johnson

on behalf of the Company )

in the presence of: ) /s/ Andrew J. Kohut

SIGNED by Thomas H. Johnson ) /s/ Thomas H. Johnson

on behalf of Chesapeake )

in the presence of: ) /s/ Andrew J. Kohut

SIGNED by the Director ) /s/ Keith Gilchrist

in the presence of: ) /s/ Andrew J. Kohut